Exhibit 99.1

          Ultralife Batteries Reports First Quarter Results;
 Operating Income Increases $2.0 Million on $3.0 Million Revenue Gain

    NEWARK, N.Y.--(BUSINESS WIRE)--May 4, 2006--Ultralife Batteries, Inc. (NASDAQ:ULBI) reported results for the first quarter ended April 1, 2006. Operating income for the quarter was $0.2 million on revenues of $18.3 million. Included in operating income was stock-based compensation expense of approximately $0.3 million. In comparison, the company reported an operating loss of $1.7 million on revenue of $15.4 million for the same period last year.
    Revenues for the quarter rose $3.0 million over last year, mainly reflecting higher sales of batteries to commercial customers, particularly in the automotive telematics market, and modestly higher sales of a variety of batteries to military customers. As a percentage of revenues, gross margins amounted to 22% compared with 13% in the same quarter last year, as sales volumes grew and manufacturing efficiencies improved. Operating expenses were $3.7 million, consistent with the comparable period a year ago. Net income for the first quarter of 2006 was $0.1 million, or $0.01 per diluted common share, compared to a net loss of $1.6 million, or an $0.11 loss per diluted common share, for the first quarter of 2005.
    "Consistent with our preliminary assessment of the first quarter results, constraints on BA-5390 shipments to the U.S. military impinged on revenue growth for the quarter; however, the manufacturing efficiency improvements and cost controls we implemented in the latter half of 2005 produced positive operating income," said John D. Kavazanjian, president and chief executive officer. "Since the quarter close, we are preparing to accelerate shipments against existing orders for the BA-5390A, the only qualified battery with a state-of-charge indicator (SOCI) currently in production, in response to a request from the Department of Defense, which intends to begin fielding them as soon as practicable. This request reinforces our belief that demand for the BA-5390A is strong and will escalate as the U.S. military continues to convert to lithium-manganese dioxide technology over the course of the year, resulting in further market share gains for Ultralife.
    "As we enter the second half of the year, we are well positioned to leverage our cost infrastructure as revenues grow. Growth in commercial markets is helping us lessen our dependence on BA-5390 battery sales and our prospects for continued growth from a broadening customer base in our target markets remain strong."

    Outlook

    Management expects revenues in the second quarter of 2006 to be approximately $20 million, with upside dependent in part upon additional military orders. Management anticipates operating income will be in the range of $0.5 million in the second quarter, including $0.3 million of non-cash stock-based compensation expense.
    For the full year of 2006, the company reiterates its outlook for at least $90 million, with significant growth in the second half of the year related to growth in military sales, particularly BA-5390s. Growth above $90 million will continue to depend on a number of factors, including the pace at which the military transitions to manganese dioxide technology, and further expansion in commercial markets.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on May 4, 2006 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #8704306, during the period starting at 1:00 p.m. ET May 4 and ending at 1:00 p.m. ET May 11, 2006.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                                             Three-Month Periods Ended
                                               April 1,     April 2,
                                                2006          2005
                                                ----          ----
Revenues:
  Non-rechargeable products                  $   15,645    $   12,808
  Rechargeable products                           2,565         2,128
  Technology contracts                              109           427
                                             -----------   -----------
Total revenues                                   18,319        15,363

Cost of products sold:
  Non-rechargeable products                      12,323        10,868
  Rechargeable products                           1,869         2,077
  Technology contracts                              157           395
                                             -----------   -----------
Total cost of products sold                      14,349        13,340
                                             -----------   -----------

Gross margin                                      3,970         2,023

Operating expenses:
  Research and development                          960           846
  Selling, general, and administrative            2,782         2,901
                                             -----------   -----------
Total operating expenses                          3,742         3,747
                                             -----------   -----------

Operating income /(loss)                            228        (1,724)

Other income (expense):
  Interest income                                    45            60
  Interest expense                                 (205)         (193)
  Gain on insurance settlement                      148             -
  Miscellaneous                                       8            (3)
                                             -----------   -----------
Income/(loss) before income taxes                   224        (1,860)
                                             -----------   -----------

Income tax provision/(benefit)-current                4           (17)
Income tax provision/(benefit)-deferred              80          (293)
                                             -----------   -----------
  Total income taxes                                 84          (310)
                                             -----------   -----------

Net Income/(Loss)                            $      140    $   (1,550)
                                             ===========   ===========


Earnings/(Loss) per share - basic            $     0.01    $    (0.11)
                                             ===========   ===========
Earnings/(Loss) per share - diluted          $     0.01    $    (0.11)
                                             ===========   ===========

Weighted average shares outstanding - basic      14,756        14,376
                                             ===========   ===========
Weighted average shares outstanding -
 diluted                                         15,122        14,376
                                             ===========   ===========


                       ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                              (unaudited)
----------------------------------------------------------------------
                                                April 1,  December 31,
                                                 2006         2005
                                                 ----         ----
                ASSETS
Current assets:
 Cash and investments                         $    3,491  $     3,214
 Trade accounts receivable, net                   12,869       10,965
 Inventories                                      18,868       19,446
 Prepaid expenses and other current assets         4,189        5,737
                                              ----------- ------------
   Total current assets                           39,417       39,362

Property and equipment                            19,602       19,931

Other assets                                      21,412       21,464
                                              ----------- ------------

   Total Assets                               $   80,431  $    80,757
                                              =========== ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                            $    7,184  $     7,715
   Accounts payable                                5,336        5,218
   Other current liabilities                       4,765        5,450
                                              ----------- ------------
      Total current liabilities                   17,285       18,383
                                              ----------- ------------
Long-term liabilities:
 Long-term debt and capital lease obligations         25           25
 Other long-term liabilities                         282          242
                                              ----------- ------------
   Total long-term liabilities                       307          267
                                              ----------- ------------
Shareholders' equity:
 Common stock, par value $0.10 per share           1,551        1,547
 Capital in excess of par value                  131,045      130,530
 Accumulated other comprehensive income             (981)      (1,054)
 Accumulated deficit                             (66,398)     (66,538)
                                              ----------- ------------
                                                  65,217       64,485
 Less --Treasury stock, at cost                    2,378        2,378
                                              ----------- ------------
   Total shareholders' equity                     62,839       62,107
                                              ----------- ------------

Total Liabilities and Shareholders' Equity    $   80,431  $    80,757
                                              =========== ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-838-3777
             ctaitt@lhai.com